 FOR IMMEDIATE RELEASE
Contact:            Ross A. Benavides
                        Chief Financial Officer
                        (713) 860-2528

GENESIS ENERGY, L.P. REPORTS SECOND QUARTER RESULTS

    Houston, TX - August 3, 2007– Genesis Energy, L.P. (AMEX:GEL) reported today a net loss of $1.4 million, or $0.09 per unit for the second quarter of 2007.  Expense related to our stock appreciation rights (SAR) plan for the quarter of $3.7 million, resulting predominately from the 63 percent increase in our common unit price during the second quarter of the year, was the primary reason for this loss.  Without this charge, net income would have been $2.3 million, or $0.17 per unit, for the quarter. This compares to net income in the 2006 second quarter period of $3.4 million, or $0.24 per unit. For the second quarter of 2007, Available Cash before reserves, a non-GAAP measure was $3.9 million, or $0.27 per unit.  Available Cash before reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $1.3 million for the second quarter of 2007.
    Net income for the first six months of 2007 was $0.2 million, or $0.02 per unit.  Excluding the effects of the $4.3 million of expense for the SAR plan, net income would have been $4.5 million, or $0.32 per unit.  Net income was $6.0 million, or $0.43 per unit, for the first six months of 2006.
    Grant Sims, CEO said “For the second quarter of 2007, we generated Available Cash before reserves, a non-GAAP measure, of $3.9 million or $0.27 per unit, which was more than adequate to cover distributions to the common unitholders and general partner for the quarter totaling $3.2 million or $0.23 per unit.  The holders of common units issued in connection with the recently announced acquisition waived their right to receive the second quarter distribution, instead receiving adjustments to the purchase price of transactions with us.”
    For the first six months of 2007, Available Cash before reserves was $7.8 million, or $0.55 per unit.  Net cash provided by operating activities was $3.1 million for the six months ended June 30, 2007.
    On July 25, 2007, we completed a transaction to acquire the assets of five energy-related businesses focused on the transportation, storage, marketing and procurement of petroleum products and refinery services from several entities owned and controlled by the Davison family of Ruston, Louisiana.  The acquisition consideration was comprised of 13,459,209 common units and approximately $318 million in cash, which included the purchase of working capital.  The cash consideration was funded through our $500 million Revolving Credit Facility led by Fortis Capital Corp. and Deutsche Bank Securities, Inc.  Additionally, our general partner exercised its right to maintain its proportionate share of our outstanding common units by purchasing 1,074,882 common units from us for $22.4 million.  In addition, as required under Genesis’ partnership agreement, the Partnership’s general partner contributed approximately $6.2 million to maintain its capital account balance.

    “Our existing operations continue to provide steady cash flows.  When we combine those operations with the operations we have acquired from the Davisons, we believe we have a solid base of diverse assets and businesses that should provide significant operating synergies and numerous organic growth opportunities. Having completed that transaction, we are now positioned to move forward to negotiate several anticipated transactions with Denbury involving certain of their CO2 pipelines.  We currently expect those transactions to consist of property purchases combined with associated transportation or service arrangements or direct financing leases, or a combination of both.  We anticipate that during the fourth quarter of 2007, we will enter into transactions with Denbury for CO2 pipelines with a total currently estimated value of between $200 to $250 million, and anticipate similar transactions for the new CO2 pipeline that Denbury is constructing once it is completed, forecasted to be in 2008,” added Mr. Sims.
    On August 14, 2007, we will pay a distribution of $3.2 million, or $0.23 per unit, attributable to the second quarter of 2007.  This is the eighth consecutive $0.01 per unit increase in our quarterly distribution.
Financial Results
    Segment margin is defined and reconciled later in this press release to net income.  The following tables present selected financial information by segment for the three and six month reporting periods:

			Crude Oil
	Pipeline	Industrial	Gathering &
	Transportation	Gases	Marketing	Total
	(in thousands)

Three Months Ended June 30, 2007
Segment margin excluding depreciation
and amortization (a)	$2,227	$2,958	$1,427	$6,612
Total capital expenditures	$337	$-	$42	$379
Maintenance capital expenditures	$337	$-	$42	$379

Revenues:
External Customers	$5,347	$3,946	$190,735	$200,028
Intersegment	988	-	-	988
Total revenues of reportable segments	$6,335	$3,946	$190,735	$201,016

Three Months Ended June 30, 2006
Segment margin excluding depreciation
and amortization (a)	$3,602	$3,026	$2,347	$8,975
Total capital expenditures	$257	$5,550	$35	$5,842
Maintenance capital expenditures	$126	$-	$35	$161

Revenues:
External Customers	$6,828	$3,894	$220,828	$231,550
Intersegment	1,793	-	-	1,793
Total revenues of reportable segments	$8,621	$3,894	$220,828	$233,343

			Crude Oil
	Pipeline	Industrial	Gathering &
	Transportation	Gases	Marketing	Total
	(in thousands)
Six Months Ended June 30, 2007
Segment margin excluding depreciation
and amortization (a)	$5,095	$5,572	$3,026	$13,693
Total capital expenditures	$559	$-	$135	$694
Maintenance capital expenditures	$559	$-	$135	$694

Revenues:
External Customers	$11,007	$7,443	$364,014	$382,464
Intersegment	2,116	-	-	2,116
Total revenues of reportable segments	$13,123	$7,443	$364,014	$384,580

Six Months Ended June 30, 2006
Segment margin excluding depreciation
and amortization (a)	$6,404	$5,653	$4,075	$16,132
Total capital expenditures	$423	$5,550	$156	$6,129
Maintenance capital expenditures	$224	$-	$156	$380

Revenues:
External Customers	$13,926	$7,281	$473,273	$494,480
Intersegment	2,465	-	-	2,465
Total revenues of reportable segments	$16,391	$7,281	$473,273	$496,945

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income from continuing operations is presented for periods presented in the table at the end of this release.
Quarterly Comparison
    Pipeline transportation segment margin for the second quarter period declined $1.4 million as compared to the prior year period.  Of this decrease, $0.6 million is attributable to increased stock appreciation rights plan expense.  The remaining decrease resulted primarily from a decline in revenue from volumetric gains. Volumetric gain quantities were approximately 8,000 barrels less. Throughput increases on the Mississippi system, where the tariffs per barrel are greater, offset the effects on segment margin of a decline in the volume on the Texas system where the tariff per barrel is significantly less.  Volumes on the Jay system declined while a shipper performed maintenance on a separation plant connected to our pipeline.
    Segment margin from crude oil gathering and marketing activities declined by $0.9 million in 2007 when compared to 2006, with $0.6 million of the decrease due to increased expense for our stock appreciation rights plan.  Other field costs increased by $0.5 million, with compensation and related personnel costs increasing $0.4 million and fuel expense increasing costs by $0.1 million.  Offsetting these increased costs was an improvement in revenues from fees for transportation only activities totaling $0.5 million, primarily for transporting crude oil for Denbury.   Volumes of crude oil purchased and sold decreased as did the marketing margin (the difference in the sales and purchase prices); however the overall effect was only $0.4 million.
    General and administrative expenses increased $2.4 million when comparing the second quarter periods.  The portion of expense related to our stock appreciation rights plan that was included in general and administrative expense increased by $2.2 million.  The remaining increase resulted primarily from increased compensation, legal and consultant fees.
    Interest costs in the 2007 second quarter were $0.1 million higher than the prior year.    In the second quarter of 2007, our average outstanding borrowings were $2.2 million greater than the 2006 period.   In the second quarter of 2006, our outstanding debt balance under our revolving credit facility was lower due to repayment of debt in the fourth quarter of 2005 with a portion of the proceeds of an issuance of new partnership units.
Year-to-Date Comparison
    As in the quarterly periods, the increase in stock appreciation rights (SAR) plan expense had a significant impact on the comparisons of the results for the six months ended June 30, 2007 and 2006.
    Pipeline segment margin decreased $1.3 million, with $0.7 million due to increased SAR plan expense.  Other pipeline operating costs increased $0.2 million from more integrity testing in the 2007 period and costs to tear down a tank on the Texas system that we are replacing for regulatory reasons.  Revenues from crude oil and CO2 pipeline tariff activities decreased $0.1 million.  Segment margin from natural gas activities was negatively impacted by $0.3 million primarily due to production difficulties of a producer connected to one of our systems.
    Crude oil gathering and marketing segment margin declined $1.0 million between the six month periods, with $0.8 million resulting from increased SAR plan expense.  The remaining decrease resulted from increased compensation and related costs to operate our trucks and manage our operations and increased fuel costs totaling $0.2 million.  The effects of a reduction in volumes marketed was offset by an increase in segment margin from storing inventory in the current contango market, and increased revenues from volumes transported for a fee.
     Since the distribution paid in November 2005, we have increased the distribution rate on our common units by a total of $0.07 per unit, or 44%.

		Per Unit
Distribution For	Date Paid	Amount

Second quarter 2007	August 2007	$0.23
First quarter 2007	May 2007	$0.22
Fourth quarter 2006	February 2007	$0.21
Third quarter 2006	November 2006	$0.20
Second quarter 2006	August 2006	$0.19
First quarter 2006	May 2006	$0.18
Fourth quarter 2005	February 2006	$0.17
Third quarter 2005	November 2005	$0.16

    The second quarter 2007 distribution will be paid August 14, 2007 to unitholders of record on August 6, 2007, excluding the units issued in July 2007 in connection with the Davison acquisition.  We generated Available Cash before reserves (a non-GAAP measure) of $3.9 million during the second quarter of 2007.  Net cash flows provided by operating activities were $1.3 million for the second quarter period.  (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash
    Several adjustments to net income are required to calculate Available Cash before reserves.  The calculation of Available Cash before reserves is as follows (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007

Net (loss) income	$(1,372)	$213
Depreciation and amortization expense	2,046	3,974
Cash from direct financing leases in
excess of income recorded	141	279
Available cash generated by joint ventures in
excess of earnings	186	485
Non-cash expense for incentive compensation plan
and other non-cash items	3,050	3,333
Proceeds from disposals of surplus assets	179	195
Maintenance capital expenditures	(379)	(694)
Available Cash before reserves	$3,851	$7,785

Earnings Conference Call
We will broadcast our Earnings Conference Call on Friday, August 3, 2007, at 10:00 a.m. Central time.  This call can be accessed at www.genesiscrudeoil.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.
Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi.  Genesis Energy, L.P. also operates an industrial gas business.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.
(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006

Revenues	$201,016	$233,343
Cost of sales	194,697	224,707
General and administrative expenses	5,600	3,249
Depreciation and amortization expense	2,046	2,029
Losses (gains) from disposal of surplus assets	(8)	1
OPERATING (LOSS) INCOME	(1,319)	3,357
Equity in earnings of joint ventures	293	339
Interest expense, net	(321)	(263)
Income tax (expense) benefit	(25)	11
NET (LOSS) INCOME	$(1,372)	$3,444

NET (LOSS) INCOME PER COMMON UNIT -
BASIC AND DILUTED	$(0.09)	$0.24

Volume data:
Crude oil pipeline barrels per day (total)	57,127	62,778
Mississippi Pipeline System barrels per day	20,496	16,990
Jay Pipeline System barrels per day	11,602	13,727
Texas Pipeline System barrels per day	25,029	32,061
CO2 sales Mcf per day	75,039	73,495
Total crude oil gathering and marketing
barrels per day	32,429	35,372

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by general partner	1,019,441	1,019,441
Total common units outstanding	13,784,441	13,784,441

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006

Revenues	$384,580	$496,945
Cost of sales	371,441	481,465
General and administrative expenses	8,928	5,909
Depreciation and amortization expense	3,974	3,893
Gains from disposal of surplus assets	(24)	(49)
OPERATING INCOME	261	5,727
Equity in earnings of joint ventures	554	652
Interest expense, net	(547)	(385)
Income tax (expense) benefit	(55)	11
Income before cumulative effect adjustment	213	6,005
Cumulative effect adjustment from adoption of new
accounting principle	-	30
NET INCOME	$213	$6,035

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED
Income before cumulative effect adjustment	$0.02	$0.43
Cumulative effect adjustment	-	-
Net income per common unit - basic
and diluted	$0.02	$0.43

Volume data:
Crude oil pipeline barrels per day (total)	57,499	62,420
Mississippi Pipeline System barrels per day	19,929	16,701
Jay Pipeline System barrels per day	12,204	12,577
Texas Pipeline System barrels per day	25,366	33,142
CO2 sales Mcf per day	71,120	70,049
Total crude oil gathering and marketing
barrels per day (1)	32,931	40,303

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by general partner	1,019,441	1,019,441
Total common units outstanding	13,784,441	13,784,441

(1) For purposes of comparison, barrels per day before netting of buy/sell volumes was 43,381 for the 2007 period and 45,670 for the 2006 period.

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	June 30, 2007	December 31, 2006

ASSETS
Cash	$3,832	$2,318
Accounts receivable	89,485	89,106
Inventories	11,302	5,172
Other current assets	2,464	3,396
Total current assets	107,083	99,992
Net property	29,893	31,316
CO2 contracts	31,351	33,404
Joint ventures and other investments	17,619	18,226
Other assets	17,380	8,149
Total Assets	$203,326	$191,087

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$87,325	$86,692
Accrued liabilities	11,890	9,220
Total current liabilities	99,215	95,912
Long-term debt	22,800	8,000
Other liabilities	963	991
Minority interest	521	522
Partners' capital	79,827	85,662
Total Liabilities and Partners' Capital	$203,326	$191,087

Genesis Energy, L.P.
Summary Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006

Net income	$213	$6,035
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization	3,974	3,893
Amortization of credit facility issuance costs	273	186
Amortization of unearned income	(315)	(333)
Cash received from direct financing leases	594	594
Equity in earnings of joint ventures	(554)	(652)
Distributions from joint ventures - return on investment	833	677
Gains on asset disposals	(24)	(49)
Non-cash effects of stock appreciation rights plan	3,340	442
Other non-cash items	(992)	(362)
Changes to components of working capital	(4,287)	(11,975)
Net cash provided by (used in) operating activities	3,055	(1,544)

Additions to property and equipment	(718)	(480)
Distributions from joint ventures that are a return
of investment	361	153
Investment in Sandhill Group, LLC	-	(5,037)
Investments, other	-	(513)
Proceeds from sales of assets	195	67
Other, net	(9,811)	(26)
Net cash used in investing activities	(9,973)	(5,836)

Bank borrowings, net	14,800	11,500
Distributions to partners	(6,049)	(4,923)
Other, net	(319)	(580)
Net cash provided by financing activities	8,432	5,997

Net increase (decrease) in cash and cash equivalents	1,514	(1,383)
Cash and cash equivalents at beginning of period	2,318	3,099
Cash and cash equivalents at end of period	$3,832	$1,716

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO NET INCOME

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006
	(in thousands)

Segment margin excluding depreciation and
amortization	$6,612	$8,975
General and administrative expenses	(5,600)	(3,249)
Depreciation and amortization expense	(2,046)	(2,029)
Gain (loss) from disposal of surplus assets	8	(1)
Interest expense, net	(321)	(263)
Income tax (expense) benefit	(25)	11
Net (loss) income	$(1,372)	$3,444

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006
	(in thousands)

Segment margin excluding depreciation and
amortization	$13,693	$16,132
General and administrative expenses	(8,928)	(5,909)
Depreciation and amortization expense	(3,974)	(3,893)
Gain from disposal of surplus assets	24	49
Interest expense, net	(547)	(385)
Income tax (expense) benefit	(55)	11
Cumulative effect adjustment	-	30
Net income	$213	$6,035

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$1,318	$3,055
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance capital expenditures	(379)	(694)
Amortization of credit facility issuance costs	(137)	(273)
Cash effects of stock appreciation rights plan	(588)	(995)
Available cash from joint ventures not included in
operating cash flows	70	206
Other items affecting available cash	690	1,009
Proceeds from asset sales	179	195
Net effect of changes in components of working capital	2,698	5,282
Available Cash before reserves (Non-GAAP measure)	$3,851	$7,785

    This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of Available Cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.
    Available Cash.  Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.
    We define Available Cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments in excess of earnings; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.
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